Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED MAY 31, 2025 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. June 23, 2025 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2025. Highlights include:

•
Revenues were $97.2 million for the quarter compared to $103.1 million for the same quarter last year, a decrease of $5.9 million or 5.7%.
•
Earnings per diluted share for the current quarter were $0.38 compared to $0.41 for the comparative quarter last year.
•
Our gross profit margin for the quarter was 31.1% compared to 30.0% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the first quarter ended May 31, 2025 were $97.2 million compared to $103.1 million for the same quarter last year, a decrease of $5.9 million, or 5.7%. Gross profits totaled $30.2 million for a gross profit margin of 31.1%, as compared to $30.9 million, or 30.0%, for the same quarter last year. Net earnings for the quarter were $9.8 million, or $0.38 per diluted share, as compared to $10.7 million, or $0.41 per diluted share for the same quarter last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our performance for the quarter met our expectations. Although there was a year-over-year decline in sales, our gross profit margin increased to 31.1% for the quarter compared to 30.0% for the same quarter last year and 29.5% for the fourth quarter. Our EBITDA increased to $17.7 million or 18.2% of sales for the current quarter compared to the preceding quarter of $16.5 million or 17.8% of sales and declined slightly compared to the same quarter last year from $19.0 million or 18.4% of sales. Our ability to maintain or improve our profit margins amidst decreased market demand highlights the success of our cost management and pricing discipline.

“Our recent acquisitions generated approximately $5.5 million in revenues during the quarter and positively impacted diluted earnings per share by $0.035. Midway through the quarter, we acquired Northeastern Envelope (“NEC”) located in Old Forge, PA. NEC is a large commercial manufacturer of envelopes and offers next day shipment of hundreds of double window and special single window envelopes. Printing Technologies, Inc. ("PTI") acquired during the second quarter of the prior year has been fully integrated in the Ennis ERP systems and is performing well.

“Recently, the sole mill in the United States that produces carbonless paper announced that it would be closing this calendar year. In preparation for that supply disruption, we invested in and are continuing to purchase additional inventory as a buffer as we pivot to other sources of carbonless paper. The additional investment in inventory, our purchase of NEC and our share repurchases this quarter have reduced our cash balances, such that our interest income for the quarter declined to $0.6 million compared to $1.4 million for the same quarter last year.

“We continue to maintain a strong financial position with $32.0 million in cash and no debt. We repurchased 260,560 shares of our common stock in the open market at an average price of $19.00 per share. Our profitability and strong financial condition will allow us to fund our operations and routine acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We continue to focus on returning value to shareholders by delivering profitability and through our quarterly dividends.”

Reconciliation Non-GAAP Measure

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three-months ended May 31, 2025 and 2024 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three Months Ended
	May 31,	May 31,
	2025	2024
Net earnings	$9,799	$10,687
Income tax expense	3,716	4,054
Interest expense	—	—
Depreciation and amortization	4,183	4,243
EBITDA (non-GAAP)	$17,698	$18,984
% of sales	18.2%	18.4%

In Other News

On June 20, 2025 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on August 11, 2025 to shareholders of record on July 11, 2025.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2025. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

	Three months ended
Condensed Consolidated Operating Results	May 31,
	2025	2024
Net Sales	$97,197	$103,108
Cost of goods sold	66,967	72,204
Gross profit	30,230	30,904
Selling, general and administrative	16,947	17,170
Loss from disposal of assets	—	4
Income from operations	13,283	13,730
Other income	232	1,011
Earnings before income taxes	13,515	14,741
Income tax expense	3,716	4,054
Net earnings	$9,799	$10,687

Weighted average common shares outstanding
Basic	25,956,639	26,156,928
Diluted	26,021,247	26,279,646

Earnings per share
Basic	$0.38	$0.41
Diluted	$0.38	$0.41

	May 31,	February 28,
Condensed Consolidated Balance Sheet Information	2025	2025
Assets
Current Assets
Cash	$32,623	$67,000
Short-term investments	—	5,475
Trade receivables, net	36,942	37,037
Other receivables	10,646	1,716
Inventories, net	53,109	38,797
Prepaid expenses	2,725	2,715
Total Current Assets	136,045	152,740
Property, plant & equipment, net	59,086	52,586
Operating lease right-of-use assets, net	10,808	9,833
Goodwill and intangible assets, net	149,580	127,619
Other assets	6,141	6,157
Total Assets	$361,660	$348,935
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$23,144	$13,799
Accrued expenses	18,391	15,339
Current portion of operating lease liabilities	4,271	4,166
Total Current Liabilities	45,806	33,304
Other non-current liabilities	14,702	13,651
Total liabilities	60,508	46,955
Shareholders' Equity	301,152	301,980
Total Liabilities and Shareholders' Equity	$361,660	$348,935

	Three months ended
	May 31,
Condensed Consolidated Cash Flow Information	2025	2024
Cash provided by operating activities	$7,960	$23,105
Cash used in investing activities	(30,799)	(5,052)
Cash used in financing activities	(11,538)	(8,287)
Change in cash	(34,377)	9,766
Cash at beginning of period	67,000	81,597
Cash at end of period	$32,623	$91,363